Exhibit 10.39

Summary of Unwritten Compensation Arrangements

Applicable to Non-Employee Directors of Overstock.com, Inc.

Overstock.com, Inc. (the “Company”) pays its non-employee directors $20,000 annually at the rate of $5,000 per quarter, and reimburses its non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The Company maintains its 2005 Equity Incentive Plan, under which the Board of Directors has the power to grant options and other awards to members of the Board.  During 2006 the Board granted options to non-employee directors as follows:

Name	Grant Date	Exercise Price ($)	Number of Options Granted
John J. Byrne(1)	April 25, 2006	27.40	5,000
Gordon Macklin(2)	April 25, 2006	27.40	5,000
Allison Abraham	April 25, 2006	27.40	5,000
John Fisher(3)	April 25, 2006	27.40	5,000
Ray Groves	April 25, 2006	27.40	5,000

(1)   Mr. Byrne resigned from the Company’s board of directors on July 31, 2006.

(2)   Mr. Macklin passed away January 30, 2007.

(3)   Mr. Fisher resigned from the Company’s board of directors on February 23, 2007.